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EXHIBIT 10.13

COMPENSATION TO OUTSIDE DIRECTORS

	2004	2005
Annual Retainer Fee:	$10,000	$25,000
Annual Fee for Committee Chairmanships:	—	$5,000
Attendance for Board Meetings (includes telephonic attendance):	$2,500	$2,500
Attendance by Committee Member at Committee Meeting (includes telephonic attendance):	$1,000	$1,000

All reasonable out-of-pocket travel expenses, which are incurred in connection with Board and Committee meetings will be reimbursed.

In addition, the Outside Directors will receive stock grants in the future.

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  EXHIBIT 10.13
COMPENSATION TO OUTSIDE DIRECTORS